Gap Inc. Appoints Maggie Gauger as Athleta President and Chief Executive Officer

Gauger Brings Three Decades of Successful Leadership in Women’s Active Apparel

[JULY 29, 2025] SAN FRANCISCO—Gap Inc. (NYSE: GAP) today announced Maggie Gauger will join the company as Global Brand President and CEO of Athleta effective August 1, as Chris Blakeslee steps down from the role.

“As we continue to reinvigorate our house of iconic American brands to not only shape culture but drive profitable, sustainable growth over the long term, we believe in Athleta's incredible potential in the women’s active market and within our portfolio,” said Gap Inc. CEO Richard Dickson. “Over the past two years, Chris has led the early stages of Athleta’s reset, recentering the brand to win with innovative performance product and refining the brand’s point of view, helping to position Athleta for the future.”

Dickson continued, “We are thrilled for Maggie Gauger to join as CEO of Athleta as we look to accelerate the brand’s reinvigoration. Maggie blends proven business transformation capabilities, deep consumer centricity, product fluency, and a heartfelt commitment to empowering women and girls. This combination of skills and experiences will equip her to lead Athleta into its next chapter of growth—rooted in purpose, performance, and people."

Gauger, a proven leader in women’s active sport and style, comes to Athleta with more than 20 years of experience in key leadership roles at Nike, most recently serving as the head of its North America Women’s business, where she was responsible for driving growth, brand love, and customer affinity and acquisition within the large active and athleisure market. Her extensive background across retail, strategy, merchandising, product creation, commerce, digital, and general management – both domestically and globally – are critical assets to the future growth of Athleta.

“I’m energized to bring my experience working at the intersection of sport, style and culture to Athleta - a brand with strong purpose and still so much untapped potential,” said Maggie Gauger. “Athleta has an unwavering mission focused on the power of women - not just as athletes, but as leaders, creators, and change-makers. And I can’t wait to work with the incredible Athleta team to grow, to lead, and to inspire the next generation through the power of product and community.”

As Gauger transitions into her role, Blakeslee will remain with the company as an advisor to support a smooth transition.

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For further information, please contact:
press@gap.com

About Gap Inc.
Gap Inc., a purpose-driven house of iconic brands, is the largest specialty apparel company in America. Its Old Navy, Gap, Banana Republic, and Athleta brands offer clothing, accessories, and lifestyle products for men, women and children available worldwide through company-operated and franchise stores, and e-commerce sites. Since 1969, Gap Inc. has created products and experiences that shape culture, while doing right by employees, communities and the planet through its commitment to bridge gaps to create a better world. For more information, please visit www.gapinc.com.

About Athleta
A certified B Corporation, Athleta is a premium performance lifestyle brand with a purpose of inspiring and empowering women and girls to find confidence, strength, and wellbeing through movement. Athleta’s versatile performance apparel is designed for women by women, with inclusivity at its core. Founded in 1998, Athleta integrates performance and technical features into their products to support women across their entire lifestyle—from yoga and training to travel and recovery. In 2016, the company launched Athleta Girl mirroring its signature performance in styles for the next generation. Based in San Francisco, CA and a Gap Inc. brand (NYSE: GAP), Athleta apparel is available at over 250 retail stores across the United States and Canada and at Athleta.com.